Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS

FISCAL 2010 THIRD-QUARTER RESULTS

Year-over-year third-quarter net sales increase 10.3%

Chicago, IL — March 4, 2010 — Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced operating results for the Fiscal 2010 third quarter ended January 30, 2010.

Third-Quarter Fiscal 2010

Methode’s third-quarter Fiscal 2010 net sales increased $8.3 million, or 10.3 percent, to $89.1 million from $80.8 million in the third quarter of Fiscal 2009.  Quarter over quarter, Automotive segment net sales increased $7.0 million, or 19.1 percent, Interconnect segment net sales improved $0.6 million, or 1.8 percent, and Power Products segment net sales increased $0.4 million, or 4.3 percent.

Net loss decreased $22.5 million to a loss of $4.5 million, or $0.12 per share, in the third quarter of Fiscal 2010 compared to a loss of $27.0 million, or $0.74 per share, in the same period of Fiscal 2009.  The decrease in net loss in the third quarter of Fiscal 2010 compared to the third quarter of Fiscal 2009 was due to no goodwill and intangible assets write-off charges in the Fiscal 2010 period compared to $32.7 million of write-offs in the Fiscal 2009 period, along with higher Fiscal 2010 third-quarter sales and gross margins and lower Fiscal 2010 restructuring costs, partially offset by higher Fiscal 2010 selling and administrative costs related to the Delphi Automotive Systems (“Delphi”) litigation.  Excluding restructuring charges in both periods and the impairment of goodwill and intangible assets charge in the third quarter of Fiscal 2009, Methode’s net loss was $3.9 million, or $0.11 per share, in the third quarter of Fiscal 2010 compared to a net loss of $4.4 million, or $0.13 per share, in the same period of Fiscal 2009.

Methode recorded restructuring charges during the Fiscal 2010 third quarter of $0.6 million ($0.6 million after-tax), or $0.02 per share, and during the Fiscal 2009 third quarter of $3.8 million ($2.5 million after-tax), or $0.07 per share.  The Company expects to complete its restructuring activities during the fourth

-more-

quarter of Fiscal 2010 and estimates that it will record additional pre-tax charges in Fiscal 2010 of between $0.5 million and $1.3 million.

Excluding the restructuring charges in both periods, and the impairment of goodwill and intangible assets charge in the third quarter of Fiscal 2009, the loss before income taxes was $1.5 million in the third quarter of Fiscal 2010 compared to a loss of $3.8 million in the same period of Fiscal 2009, for an improvement of $2.3 million on increased net sales of $8.3 million.

Consolidated cost of products sold increased $4.4 million, or 6.2 percent, to $74.9 million in the Fiscal 2010 third quarter, compared to $70.5 million in the same period of Fiscal 2009.  Consolidated cost of products sold as a percentage of sales was 84.1 percent and 87.3 percent in the third quarters of Fiscal 2010 and 2009, respectively.  This improvement was driven by higher sales volumes and the benefit of the Company’s restructuring efforts to reduce costs and consolidate facilities.

Consolidated gross margins as a percentage of sales increased to 17.2 percent in the Fiscal 2010 third quarter from 13.7 percent in the comparable period of Fiscal 2009, largely due to the restructuring actions previously taken to reduce the Company’s cost structure.

Consolidated selling and administrative expenses increased $2.4 million, or 16.3 percent, to $17.1 million in the Fiscal 2010 third quarter, as compared to $14.7 million in the prior-year period.  Selling and administrative expenses for the third quarter of Fiscal 2010 were unfavorable by $0.8 million in bonuses and professional fees and $0.3 million in sales and marketing expenses, offset by net favorable stock award and intangible assets amortization expense of $1.1 million as compared to the third quarter of Fiscal 2009.  Additionally, third-quarter Fiscal 2010 selling and administrative expenses included $2.4 million in legal fees relating to the Delphi supply agreement and intellectual property litigation.  Consequently, selling and administrative expenses as a percentage of sales increased to 19.2 percent in the third quarter of Fiscal 2010, compared to 18.2 percent in the same period of Fiscal 2009.

Income taxes — expense/(benefit) increased $15.6 million to an expense of $2.3 million for the third quarter of Fiscal 2010, compared to a tax benefit of $13.3 million for the same period of Fiscal 2009.  The expense in the Fiscal 2010 third quarter includes taxes on foreign profits of $0.6 million, book to income tax return adjustments of $2.8 million and other adjustments of $1.6 million.  In addition, a benefit of $2.7 million was recorded due to the settlement of uncertain tax positions and related interest from prior periods.  For the third quarter of Fiscal 2010, the Company has a loss before income taxes.  Normally, a tax benefit is recorded relating to the net loss before income taxes, but due to the uncertainty of the future utilization of the tax benefit by the Company’s U.S.-based businesses, a valuation allowance was recorded offsetting the tax benefit.  The effective tax rates for the third quarters of Fiscal 2010 and 2009 reflect utilization of foreign investment tax credits and the effect of lower tax rates on income of the Company’s foreign operations and a higher percentage of earnings at those foreign operations.

In the Automotive segment, net sales improved 19.1 percent to $43.6 million in the third quarter of Fiscal 2010 from $36.6 million in the third quarter of Fiscal 2009, attributable to stronger sales in the Company’s European and Asian markets, partially offset by lower sales attributable to the planned exit of legacy automotive products, no sales to Delphi due to the cancellation of a supply agreement by Delphi, and the continuing instability of the global automotive market.  Gross margins as a percentage of sales increased to 8.0 percent in the Fiscal 2010 third quarter from 5.2 percent in the comparable period of Fiscal 2009.  In the Fiscal 2010 third quarter, selling and administrative expenses increased $2.5 million to $4.5 million from $2.0 million in the same period of Fiscal 2009 primarily due to $2.4 million in legal fees associated with the Delphi supply agreement and intellectual property litigation.

In the Interconnect segment, net sales increased 1.8 percent to $33.8 million in the Fiscal 2010 third quarter compared to the Fiscal 2009 third quarter.  Due primarily to the Company’s restructuring efforts in prior periods, cost of products sold decreased 6.9 percent in the Fiscal 2010 third quarter compared to the same period of Fiscal 2009, gross margins as a percentage of sales improved to 28.1 percent in the third quarter of Fiscal 2010 from 21.4 percent in the same quarter of Fiscal 2009, and selling and administrative expenses as a percent of sales decreased to 16.9 percent in the Fiscal 2010 third quarter compared to 20.5 percent in the Fiscal 2009 third quarter.

In the Power Products segment, net sales in the third quarter of Fiscal 2010 improved 4.3 percent over the same quarter of Fiscal 2009.  Cost of products sold as a percent of sales decreased 12.5 percent, and gross margins increased 116.7 percent in the third quarter of Fiscal 2010 over the third quarter of Fiscal 2009 due mainly to the Company’s restructuring efforts in prior periods.

Nine-Month Period Fiscal 2010

For the nine-month period ended January 30, 2010, net sales decreased $59.2 million, or 17.6 percent, to $277.4 million from $336.6 million for the nine-month period ended January 31, 2009.  Net loss decreased $17.5 million, or 87.9 percent, to $2.4 million, or $0.07 per share, in the Fiscal 2010 nine-

month period compared to a loss of $19.9 million, or $0.54 per share, in the Fiscal 2009 nine-month period.

Net loss in the Fiscal 2010 nine months improved compared to the Fiscal 2009 nine months due to no goodwill and intangible assets write-off expenses in the Fiscal 2010 period compared with $32.7 million of write-offs in the 2009 period, and lower restructuring charges, amortization expense and other expense in the Fiscal 2010 period, partially offset by lower sales and gross margins.

The Company recorded a restructuring charge during the nine-month period of Fiscal 2010 of $7.3 million ($6.8 million after-tax), or $0.18 per share, compared to $15.0 million ($9.8 million after-tax), or $0.27 per share, in the Fiscal 2009 nine-month period.  Excluding restructuring charges in both periods, a $1.7 million reversal of one-time pricing contingencies included in net sales in the Fiscal 2010 second quarter and impairment of goodwill and intangible assets charge in the Fiscal 2009 nine-month period, Methode’s net income was $3.2 million, or $0.09 per share, in the first nine months of Fiscal 2010 compared to net income of $12.5 million, or $0.34 per share, in the same period of Fiscal 2009.

Consolidated cost of products sold decreased $50.2 million, or 18.3 percent, to $223.6 million in the Fiscal 2010 nine-month period, compared to $273.8 million in the same period of Fiscal 2009.  The decrease is due to lower sales volumes and the benefit of the Company’s restructuring efforts to reduce costs.  Cost of products sold as a percentage of sales was 80.6 percent and 81.3 percent in the first nine months of Fiscal 2010 and 2009, respectively.

Consolidated gross margins as a percentage of sales improved to 20.7 percent in the Fiscal 2010 nine-month period from 19.4 percent in the comparable period of Fiscal 2009 despite the 17.6 percent decline in sales, largely due to higher other income in the nine-month period of Fiscal 2010 as well as restructuring and consolidation efforts that were undertaken in prior periods to reduce the Company’s cost structure.

Selling and administrative expenses decreased $0.1 million, or 0.2 percent, to $49.4 million for the nine months ended January 30, 2010, from $49.5 million for the nine months ended January 31, 2009.  The decrease is due to lower intangible assets amortization expense and lower stock award amortization expense during the first nine months of Fiscal 2010, partially offset by $4.3 million in legal fees relating to the Delphi supply agreement and intellectual property litigation.  Selling and administrative expenses as a percentage of net sales increased to 17.8 percent in the nine months of Fiscal 2010 from 14.7 percent for the nine months of Fiscal 2009.

Income taxes — expense/(benefit) increased by $15.1 million to an expense of $2.8 million for the nine months of Fiscal 2010, compared to a tax benefit of $12.3 million for the same period of Fiscal 2009.  The $2.8 million expense for the Fiscal 2010 period includes taxes on foreign profits of $1.1 million, book to income tax return adjustments of $2.8 million and other adjustments of $1.6 million.  In addition, a benefit of $2.7 million was recorded due to the settlement of uncertain tax positions and related interest from prior periods.  For the first nine months of Fiscal 2010, the Company has a loss before income taxes.  Normally, a tax benefit is recorded relating to the net loss before income taxes, but due to the uncertainty of the future utilization of the tax benefit by the Company’s U.S.-based businesses, a valuation allowance was recorded offsetting the tax benefit.  The effective tax rates for the nine-month periods of Fiscal 2010 and 2009 reflect utilization of foreign investment tax credits and the effect of lower tax rates on income of the Company’s foreign operations and a higher percentage of earnings at those foreign operations.

In the nine-month period of Fiscal 2010, the Automotive segment net sales, which decreased 22.8 percent to $151.6 million from $196.5 million in the nine-month period of Fiscal 2009, were negatively impacted by lower sales to Delphi due to the cancellation of the supply agreement by Delphi, planned lower legacy automotive products sales, and the softening of the global economic environment, but were also favorably impacted by $1.7 million relating to a one-time reversal of pricing contingencies which were accrued over several years and are no longer required. Interconnect segment net sales decreased $12.3 million, or 12.2 percent, to $88.5 million for the nine months of Fiscal 2010 from $100.8 million for the nine months of Fiscal 2009.  Net sales were favorably impacted by the Hetronic acquisition in September 2008, but offset by sales declines in North America and Asia.  Power Products segment net sales decreased $2.6 million, or 8.0 percent, to $30.1 million for the Fiscal 2010 nine-month period compared to $32.7 million for the same period of Fiscal 2009 driven mainly by lower demand for busbar, flexible cabling and heat sink products.

Delphi Litigation

Delphi terminated its supply agreement with the Company effective September 10, 2009.  The Company is contesting Delphi’s right to terminate this long-term supply agreement, and the parties are engaged in litigation regarding this supply agreement and the Company’s intellectual property.  The Company ceased supplying product to Delphi subsequent to September 10, 2009.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Although the general economic climate continues to be extremely challenging, we executed relatively well in the third quarter in what are still difficult end markets.  Year over year, third-quarter Fiscal 2010 consolidated sales increased just over 10 percent, with improvement in each of our segments.  More importantly, third-quarter gross margins also improved in each of our segments year over year due primarily to the impact of the significant restructuring activities we undertook.

“Additionally, the Interconnect and Power Products segments were profitable in this third quarter, as compared to losses in the same period last year.  While the Automotive segment incurred a loss in the current third quarter, our strategy to exit legacy automotive sales improved the results for this segment over last year’s third quarter.”

Mr. Duda continued, “On a sequential basis, comparing the Fiscal 2010 third quarter and the second quarter, we saw solid improvement in sales and strong improvement in gross margins in the Interconnect and Power Products segments.  However, as anticipated, third quarter Automotive segment sales declined from the second quarter.  This decrease was largely driven by lower sales to Delphi of $6.6 million, as well as $3.4 million in reduced sales to Ford Motor Company as a result of the transfer of all production at Methode’s Reynosa, Mexico, facility to another Ford designated supplier and approximately $2.6 million primarily related to programs going end of life as anticipated.  Third-quarter gross margins in the Automotive segment were likewise affected by the significantly reduced volumes and associated overhead coverage, as well as expenses associated with the sales and engineering efforts to book and launch new programs to return Methode’s North American automotive business to profitability.

“The end markets related to some of our business units are undergoing some recovery, which can be seen in the improved sequential results in our Interconnect and Power Products segments from the second to the third quarter of Fiscal 2010.  However, while I feel confident about our long-term ability to capitalize on our plans, the near-term is less certain, and we remain guarded in our business outlook.”

Mr. Duda concluded, “During the nine months of Fiscal 2010, we’ve seen the beginning of the rebuilding of each of our business segments’ sales streams, as well as improving margins due to our extensive restructuring efforts.  We believe the benefit of these actions will build over time as we continue to win new business and gain market share.  With our strong cash position of over $57 million and positive operating cash flow of $15.9 million for the first nine months of Fiscal 2010, we remain in a strong financial position to execute our strategy.”

Conference Call

Today, the Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event.  A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through March 18 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number: 286 and Conference ID number:344842.  On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in the United States, Malta, Mexico, the United Kingdom, Germany, the Czech Republic, China, Singapore, the Philippines and India.  We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls.  Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other.  Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries.  Further information can be found on Methode’s Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements are subject to the safe harbor protection provided under the securities laws.  Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise.  The forward-looking statements in this press release involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports.  Such factors may include, without limitation, the following: (1) dependence on a small number of large customers; (2) dependence on the automotive, appliance, computer and communications industries and construction, industrial safety radio remote control markets; (3) seasonal and cyclical nature of some of our businesses; (4) ability to protect our intellectual property or if we infringe, or are alleged to infringe, on another person’s intellectual property; (5) customary risks related to conducting global operations; (6) ability to avoid design or manufacturing defects; (7) ability to successfully benefit from acquisitions and acquired technology; (8)ability to compete effectively in our technology-based businesses and the markets in which we operate ; (9) affect of acquisition or divestiture of various business operations on our business, financial condition and operating results; (10) ability to keep pace with rapid technological changes; (11) dependence on the availability and price of raw materials; (12) oil prices could affect our automotive customers future results; (13) incurrence of additional restructuring charges, goodwill and other asset impairments; and (14) incurrence of additional goodwill and other asset impairments.

For Methode Electronics Inc. - Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended
	January 30,	January 31,
	2010	2009

Net sales	$89,127	$80,781
Other income	1,116	751
Cost of products sold	74,924	70,512
Restructuring	559	3,796
Impairment of goodwill and intangible assets	—	32,678
Selling and administrative expenses	17,075	14,688
Loss from operations	(2,315)	(40,142)
Interest income/(expense), net	(22)	212
Other income/(expense), net	264	(346)
Loss before income taxes	(2,073)	(40,276)
Income tax expense/(benefit)	2,249	(13,346)
Net loss	(4,322)	(26,930)
Less: Net income attributable to noncontrolling interest	(153)	(55)
Net loss attributable to Methode Electronics, Inc.	(4,475)	(26,985)

Basic and diluted loss per common share	$(0.12)	$(0.74)
Average Number of Common Shares Outstanding:
Basic and diluted	36,644	36,597

	Nine Months Ended
	January 30,	January 31,
	2010	2009

Net sales	$277,398	$336,599
Other income	3,575	2,443
Cost of products sold	223,617	273,757
Restructuring	7,327	14,997
Impairment of goodwill and intangible assets	—	32,678
Selling and administrative expenses	49,358	49,624
Income/(loss) from operations	671	(32,014)
Interest income/(expense), net	(169)	1,215
Other income/(expense), net	12	(1,225)
Income/(loss) before income taxes	514	(32,024)
Income tax expense/(benefit)	2,760	(12,314)
Net loss	(2,246)	(19,710)
Less: Net income attributable to noncontrolling interest	(195)	(222)
Net loss attributable to Methode Electronics, Inc.	(2,441)	(19,932)

Basic and diluted loss per common share	$(0.07)	$(0.54)
Average Number of Common Shares Outstanding:
Basic and diluted	36,642	36,964

Methode Electronics, Inc.

Financial Highlights

Summary Balance Sheets

(In thousands)

	January 30,	May 2,
	2010	2009
	(unaudited)
Cash	$57,245	$54,030
Accounts receivable - net	67,595	60,406
Inventories	30,479	37,244
Other current assets	17,276	26,384
Total Current Assets	172,595	178,064

Property, plant and equipment - net	64,990	69,917
Goodwill	11,771	11,771
Intangible assets - net	19,276	20,501
Other assets	29,616	25,035
Total Assets	$298,248	$305,288

Accounts payable	$27,989	$24,495
Other current liabilities	28,128	29,023
Total Current Liabilities	56,117	53,518

Other liabilities	12,823	16,869
Total Methode Electronics, Inc. shareholders’ equity	225,840	231,776
Noncontrolling interest	3,468	3,125
Total shareholders’ equity	229,308	234,901
Total Liabilities and Shareholders’ Equity	$298,248	$305,288

Methode Electronics, Inc.

Financial Highlights

Summary Statements of Cash Flows

(In thousands)

	Nine Months Ended
	January 30,	January 31,
	2010	2009
Operating Activities:
Net loss	$(2,246)	$(19,710)
Non-cash translation loss	—	2,463
Provision for depreciation	13,691	19,937
Impairment of tangible assets	710	3,177
Impairment of goodwill and intangible assets	—	32,678
Amortization of intangible assets	1,689	5,408
Amortization of stock awards and stock options	724	696
Changes in operating assets and liabilities	1,319	(6,844)
Other	—	576
Net Cash Provided by Operating Activities	15,887	38,381

Investing Activities:
Purchases of property, plant and equipment	(7,816)	(12,242)
Acquisitions of businesses	—	(57,457)
Acquisitions of businesses and technology	(440)	(903)
Proceeds from life insurance policies	2,407	—
Other	—	(425)
Net Cash Used in Investing Activities	(5,849)	(71,027)

Financing Activities:
Repurchase of common stock	—	(5,137)
Proceeds from exercise of stock options	—	110
Tax benefit from stock options and awards	—	46
Dividends	(7,823)	(7,154)
Net Cash Used in Financing Activities	(7,823)	(12,135)

Effect of foreign exchange rate changes on cash	1,000	(5,097)

Increase/(Decrease) in Cash and Cash Equivalents	3,215	(49,878)

Cash and Cash Equivalents at Beginning of Period	54,030	104,305

Cash and Cash Equivalents at End of Period	$57,245	$54,427